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                                                                    EXHIBIT 4.45

                                FIRST AMENDMENT
                                       TO
                         TO LOAN AND SECURITY AGREEMENT

         This First Amendment to Loan and Security Agreement (the "Amendment") is executed as of April 3, 2003, by ADDISON YORK INSURANCE BROKERS, LLC, a Delaware limited liability company ("Borrower"), and TEXTRON FINANCIAL CORPORATION, a Delaware corporation ("Lender").

RECITALS

A. Lender and Borrower have established a discretionary revolving credit facility pursuant to that certain Loan and Security Agreement dated as of July 31, 2002 (the "Agreement").

B. B. Lender and Borrower wish to amend certain provisions of the Agreement, as more particularly set forth in this Amendment.

AGREEMENT

         In reliance upon the representations, warranties and covenants of Borrower set forth in the Agreement, as hereby amended, Lender and Borrower agree as follows:

1. Capitalized terms not defined in this Amendment shall have the definitions given to them in the Agreement, where applicable, or the Uniform Commercial Code as the same may be amended from time to time.

2. The definition of "Adjustable Net Worth" set forth in paragraph 1 of the Agreement is hereby deleted:

3. The definition of "Coverage Ratio" set forth in paragraph 1 of the Agreement is hereby deleted:

4. Paragraph 1 of the Agreement is amended by adding the following definition thereto:

         ""Dollar" and "$" means, unless otherwise specifically stated, United States dollars."

5. Paragraph 3 of the Agreement is amended by adding the following at the end thereof

         "The foregoing notwithstanding, for the period from and after the date of this Amendment, as set forth above, through June 30, 2003, Borrower shall not be required to pay the Minimum Interest. From and after July 1, 2003, Borrower shall be required to pay the Minimum Interest at all times unless (a) there has been a Loan advance under the terms of the Agreement, and (b) the balance of the Loans outstanding is greater than zero. Nothing set forth in this paragraph shall reduce, waive or otherwise modify Borrower's obligation to pay


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         earned interest hereunder. Notwithstanding the forgoing, no Minimum
         Interest shall apply following the date of termination of this Agreement and satisfaction of all Obligations.."

6. Paragraph 8 of the Agreement is amended by deleting it in its entirety and substituting therefore the following:

         "8. Prepayment. In the event Borrower elects to prepay the Loans in full and otherwise voluntarily terminates this Agreement, Borrower shall pay Lender the Principal Sum plus accrued but unpaid interest on the Promissory Note and all other Obligations in whole or in part at any time without notice bonus or penalty; provided, however, in the event of a default by Borrower, which default causes a termination of this Agreement to occur, unless all Obligations are paid in full within seven days after notice to the Borrower by the Lender demanding full payment of the Loan as a result of the occurance of the event of default, Borrower shall, in addition to all other payments due as provided in this Agreement, pay Lender a termination fee equal to 4.0% of the Maximum Loan Amount. Any partial prepayment shall be applied first against any fees or other charges, then second against accrued and unpaid interest, then third against the Principal Sum, until all amounts due Lender are paid in full. The security interest created by Borrower in favor of Lender pursuant to this Agreement, and all other rights and remedies of Lender pursuant to this Agreement, shall continue in full force and effect notwithstanding any termination of this Agreement, until the Principal Sum, all accrued and unpaid interest, all Obligations and all other obligations owing from Borrower to Lender are discharged in full."

7. Paragraph 140) of the Agreement is amended by deleting therefrom the dollar amount "$25,000" and substituting the dollar amount "$100,000" thereat.

8.       Paragraph 14(m) of the Agreement is deleted in its entirety.

9. Paragraph 14(n) of the Agreement is amended by deleting it in its entirety and substituting therefore the following:

         "at any time permit its Leverage Ratio of the Combined Entity to be greater than the following:

                  (i) 6.0 to 1.0 as of the date of Borrower's first acquisition hereunder (the "First Acquisition");

                  (ii) 3.0 to 1.0 as of the first anniversary date of the First Acquisition; and

                  (iii) 1.5 to 1.0 as of the second anniversary of the First Acquisition and at all times thereafter."

10.      Paragraph 14(o) of the Agreement is deleted in its entirety.

11.      Paragraph 14(p) of the Agreement is deleted in its entirety.


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12.      Paragraph 14(r) of the Agreement is amended by deleting it in its entirety and substituting the following therefore:

         "at any time permit EBITDA of the Combined Entity to be less than CDN$125,000 as of each fiscal quarter end of Borrower, as determined by Lender, in its discretion."

13. As a condition to Lender making a loan advance to Borrower to fund the First Acquisition, Borrower shall deposit cash collateral with a United States based bank acceptable to Lender, in its sole discretion in the form of a money market account in an amount equal to not less than eighty percent (80%) of the amount of the Loan advance for the First Acquisition. Lender agrees that not more frequently than each month end Borrower may request Lender to release from its security interest the amount in the money market account in excess of 80% of the remaining Loan balance. Borrower hereby acknowledges and agrees that the security interests created pursuant to the Agreement shall apply to such money market account, and Borrower shall take all action and execute all documents that Lender may require in its sole discretion in connection therewith and in furtherance thereof.

14. The parties to this Amendment acknowledge and agree that the security interests created pursuant to the Agreement shall remain in full force and effect and shall constitute the Agreement shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower, and nothing contained in this Amendment shall be deemed a release of any of the Collateral.

15. Borrower hereby represents and warrants to Lender that after giving effect to this Amendment:

         (a) each and every one of the representations and warranties made by or on behalf of Borrower in the Agreement or the related loan documents is true and correct in all respects on and as of the date hereof, except to the extent that any of such representations and warranties related, by the expressed terms thereof, solely to a date prior hereto;

         (b) Borrower has duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in the Agreement and related loan documents;

         (c) no event has occurred or is continuing, and no condition exists which would constitute an Event of Default;

         (d) Borrower has legal power and authority to execute and deliver this Amendment;

         (e) the officer executing the Amendment on behalf of Borrower has been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions provided for herein;


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         (f)      the execution and delivery hereof by Borrower and the
                  performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational documents, regulations or operating agreement of Borrower or any law applicable to Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against Borrower;

         (g) this Amendment constitutes a valid and legally binding obligation upon Borrower in every respect; and

         (h) the Agreement, as amended by this Amendment, constitutes a valid and legally binding obligation of Borrower, enforceable against Borrower in accordance with its terms, without defense, counterclaim or offset.

16. This Amendment shall not be effective until each party named on the signature pages of this Amendment shall have executed and delivered a counterpart of this Amendment.

17. Except as expressly amended by the terms of this Amendment, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect without further modification or amendment.

18. Borrower hereby releases, waives, extinguishes, forever discharges and covenants not to sue Lender from and with respect to any and all actions, causes of action, suits, debts, obligations, agreements, dues, sums of money, accounts, reckonings, bonds, bills, specialties, loans, invoices, covenants, contracts, controversies, promises, variances, trespasses, claims, damages, demands, judgments, executions, decrees; discrimination suits or charges, costs and attorneys' fees, whatsoever, in law, admiralty, equity, arbitration or otherwise, whether known or unknown, accrued or unaccrued, foreseen or unforeseen, matured or not matured, that Borrower had or now has as of the date of this Amendment. The matters released, waived, extinguished and discharged hereby include any and all claims for attorneys' fees; any and all contract, tort or common law claims; and any and all claims under any federal, state or local statute, ordinance or regulation or under any federal, state or local common law.

19. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

20. This Amendment, contains the entire and exclusive agreement of the parties with reference to all matters discussed in this Amendment, and this Amendment supersedes all prior drafts and communications with respect thereto. This Amendment shall be deemed incorporated into, and made a part of, the Agreement.


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         The undersigned, pursuant to due authority, have caused this Amendment to be executed as of the date set forth above.

ADDISON YORK INSURANCE BROKERS

By:    (signed) Primo Podorieszach
Name:  Primo Podorieszach
Title: CEO

TEXTRON FINANCIAL CORPORATION

By:    (signed) Michael Giulioli
Name:  Michael G. Giulioli
Title: Vice President